Amendment No. 1 to Distribution Agreement

This Amendment No. 1 to the Distribution Agreement (this “Amendment”), by and between USCF Mutual Funds Trust, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”), is dated as of January 13, 2017 (the “Effective Date”).

WHEREAS, the Trust and ALPS entered into a Distribution Agreement dated as of November 8, 2016, as in effect prior to giving effect to this Amendment (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the Agreement to reflect a Fund name change.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.                APPENDIX A - LIST OF FUNDS is hereby deleted in its entirety and replaced with a new APPENDIX A – LIST OF FUNDS attached hereto.

2.                Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

USCF MUTUAL FUNDS TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ John P. Love	By:	/s/ Steven B. Price
Name:	John P. Love	Name:	Steven B. Price
Title:	President/CEO	Title:	SVP & Director of Distribution Services

APPENDIX A

LIST OF FUNDS

USCF Commodity Strategy Fund